Exhibit 10.4

                               EMPLOYMENT CONTRACT

Agreed today between 10charge Kft (headquartered: 1121 Budapest, Konkoly Thege Miklos ut 29-33 Hungary, Company ID No: 01-09-696408) as the "Employer" and Jozsef Marinka Toth (mother's maiden name: Terezia Toth, born in Jaszbereny 18 April 1960, residence: 23, 508th street, 1173 Budapest , Hungary Social Sec No.:
023139246, Tax Id.: 8340753096) as the "Employee" under the following terms and conditions.

SUBJECT OF WORK:

Work definition: Managing director

Attila Reisz, representative of 10charge Inc, Delaware, the owner of 10charge Kft. exercises employer's rights.

Employer and Employee agree that the Employer has identified Employee of the task and processes he is to perform as part of his job description.

Employee

      -     Concludes the task of the Managing Director of the 10charge Kft

      -     Works independently on tasks assigned to him.

      - Concludes weekly reporting to the general assembly about works completed, and progresses of tasks, provides continuous updates in writing

      - In case of termination gives back all works, documentation, materials, tools, software to the Employer on the last day of work.

Duration, modification, termination of employment:

The Employment is for an undefined period starting 1st January 2004 Start of work is 1st of January 2004

Employer may terminate the employment under the following extraordinary circumstances:

      - Employee breaks his duties in this contract or behaves in a way that makes this employment contract impossible

      -     Does not perform his weekly reporting

      - Performs software development work for third parties with similar operations as the Employer

For modifications and terminations of this contract, rulings of the Hungarian Labor Code apply.

Salary, place and order of work:


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Monthly salary is to be 53,000 Hungarian forints. Salary is due on the 10th day of the following month. Weekly working hours: 40 which has to be done Monday through Friday.

Work has to be carried out at Employer's facilities, daily, with start and end times are not defined, but time record must be kept. As daily working hours are not defined, overtime is not paid.

Holidays as per Labor Code: 5 days. Employee must consult about holidays with Employer.

Termination notices can be given as described in the Labor Code.

Other terms and conditions:

Employee

      - Acknowledges that all development and related works done for the Client and the results of these are the sole property of the Employer

      - May disclose any information regarding the Employer's operations to third parties if it serves the interests of the Employer

      - Is bound to check the accuracy of the information disclosed about the Employer and is bound to direct communication in a way that helps the image of the Employer

      - Gives back all software copies given to him by the Employer at the termination of the contract.

      - Will not disclose any information regarding his work at the Employer, will not give software developed for the Employer or any material information regarding the Employer to third parties for the period of two years.

All matters not described here are governed by the Labor Code and other regulations regarding employment.


Budapest January 1, 2004



/s/ Attila Reisz (Employer)                   /s/ Jozsef Marinka Toth (Employee)


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